Exhibit 99                      CAUTIONARY STATEMENT


     The Company (sometimes referred to below as "we" or "us"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors that could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, that may be made or referred to in connection with any forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

We have experienced substantial losses and cannot assure you that we will operate profitably in the future.

     We reported net losses of approximately $38.9 million for 1999 and $10.0 million for the six months ended June 30, 2000. At June 30, 2000, we had negative working capital of approximately $19.6 million. Our losses in 1999 were primarily attributable to approximately $26.2 million in charges related to discontinued operations and write-downs of intangible and other assets. We cannot be certain that we can achieve or sustain profitability in the future.

If we are unable to continue as a going concern, you could lose your entire investment.

     The report of our independent auditors on our December 31, 1999 financial statements contains an explanatory paragraph stating that substantial doubt exists about our ability to continue as a going concern. If we are unable to continue as a going concern, your entire investment in our common stock could be lost. Our ability to improve our working capital position will depend, in part, on our ability to:

     *    complete the timely disposal of our Breece Hill operations;

     * resolve $5.2 million of our acquisition-related earn out obligations through the issuance of equity securities;

     *    increase the size of our customer base for our products and services;
          and

     *    raise additional capital.

     We cannot assure you that we will be successful in accomplishing any or all of the above factors.

If our secured lenders choose to demand repayment of our debt, we may not be able to pay them.

     We are currently in default under certain of our loan agreements with respect to approximately $3.6 million. As a result of these defaults, our lenders are entitled to demand that we repay them these amounts at any time. If we received such a demand, we might not have sufficient funds to pay the amount due and the lender could seize our assets to sell them and satisfy our obligations to our lenders.

If we fail to compete effectively with current or future competitors, our revenues and operating results will be harmed.


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     We compete in the systems and network management market. The market for our products and services is highly competitive and we expect competition to intensify in the future. Most of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new technologies or changes in customer requirements. They may also devote greater resources to the development and promotion of their products than we do.

     Increased competition could result in price reductions, reduced margins and loss of market share. New products or technologies developed by our competitors could reduce sales and market acceptance of our products or make our products obsolete. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

If our Virtual Command Center product does not achieve broad market acceptance, our product revenue will decrease and may decrease significantly.

     Our Virtual Command Center product is still relatively new and we cannot be certain that it will achieve high levels of demand and market acceptance. As of June 30, 2000, we have sold approximately 50 units of the Virtual Command Center system to 17 customers. If we are not able to increase the number of customers, or if we are not able to renew a significant portion of our maintenance agreements with existing customers, our business and financial performance will be adversely affected.

One customer accounted for 30% of our net sales in 1999. The loss of business from this customer or failure to obtain new customers will materially reduce our revenues.

     In 1999, we realized 30.4% of our net sales from professional services provided to one customer. At December 31, 1999, this customer represented 18% of our total accounts receivable. We expect that our services to this customer will diminish throughout the year 2000. At June 30, 2000, this customer represented 9.7% of our total accounts receivable. If we are not able to generate sufficient new business from this customer or other customers, our revenues may decline.

If our efforts to sell our other lines of business and products and to focus on the systems and network management business are not successful, our business may fail.

     We have decided to sell our other lines of business and products and to focus our business on our enterprise management professional services and on our event notification software systems. We are actively seeking to sell our tape storage business, as well as other assets. If we are not successful in completing these sales, our business will be adversely affected.

If we fail to develop new and enhanced products, we will be unable to remain competitive and our revenues may decline.

     We operate in a highly competitive market that is characterized by rapid technological change and changing customer requirements. Our future success depends in part on our ability to develop and introduce new products and enhancements to existing products on a successful and timely basis. If we fail to develop and introduce new products or product enhancements on a successful and timely basis, we may not be able to compete effectively, and our revenues may decline.

     For example, we are currently developing software products that are intended to bridge the gap between operational data from the mainframe environment and open distributed systems management tools. We may not be successful in developing or introducing to the market these or any other new products.

If we do not meet our future capital needs, our ability to grow and continue as a going concern will be limited.

     We will need additional financing to develop and market products and to meet our long-term growth needs. In the past, we have relied on the issuance of equity securities and borrowings to finance our operations. We cannot be certain that additional financing will be available to us on favorable terms when required, or at


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all. If we are not able to obtain sufficient additional capital, we may not be able to grow our operations or compete effectively and there could be substantial doubt as to our ability to continue as a going concern. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences or privileges senior to those of our common stock and the percentage ownership of our shareholders may be reduced.

If we are unable to expand by means of acquisitions, our business could be materially harmed and we may be unable to compete effectively.

     Our efforts to expand our operations by making acquisitions of products, technologies or businesses may not be successful. Our ability to expand by means of acquisitions involves many risks, including:

     * the difficulty of integrating operations, products, technology and personnel of the acquired business with us;

     *    unanticipated costs associated with acquisitions; and

     * the difficulty in realizing the anticipated benefits of the transaction in a timely manner.

We are dependent on key personnel. If we are not able to attract and retain key employees, our business could be harmed.

     Our success depends to a large extent on the continued services of our key personnel. In particular, we are highly dependent on the services of Trent Wong, our chief executive officer, Norm Freedman, our vice president of development, and Desmond Dos Santos, our vice president of operations. We do not carry key-man life insurance for any of our officers or employees. The loss of key personnel, or the failure to attract and retain additional key personnel, could negatively affect our business.

If third parties infringe on our intellectual property, our business and our ability to compete effectively will be significantly harmed.

     Our success depends in part on our ability to protect our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality agreements and licensing arrangements. We may be required to spend significant financial and managerial resources to monitor and police our intellectual property rights. We may not be able to detect infringement or misappropriation. If we fail to protect or enforce our intellectual property rights, our business and competitive position could suffer.

Third parties may claim we are infringing their intellectual property, and we could incur substantial costs or be prevented from selling products if these claims are successful.

     Third parties may claim that we are infringing their intellectual property rights. Any litigation regarding patents or other intellectual property could result in substantial costs, a loss of revenues and a diversion of key personnel from our business operations. If we become subject to an infringement claim, we may be required to modify our products and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions from developing and selling our products.

Undetected errors may increase our costs and impair the market acceptance of our products.

     Our products have occasionally contained and may contain in the future undetected errors when first introduced or when new versions are released. Errors in our products or technology could result in:

     *    loss of revenues;

     *    liability claims for damages; and


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     *    failure to achieve market acceptance.

     We do not have product liability insurance. We cannot assure you that disclaimer of warranty and limitation-of-liability provisions included in our customer agreements will be successful in limiting our liability.

Sales of substantial amounts of our common stock could cause our stock price to decline.

     We recently registered for resale by shareholders 5,230,629 shares of common stock that have been issued, or are issuable, in connection with asset acquisitions, conversion of our outstanding Series B, Series D and Series E convertible preferred stock, and exercise of outstanding warrants. Sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to drop. This factor could make it more difficult for us to raise funds in the future through the sale of equity securities. As of August 10, 2000, we had 7,194,142 shares of our common stock outstanding. A substantial portion of these shares is eligible for sale in the public market.

Our stock price is volatile, which may result in significant losses to shareholders.

     The market price of our common stock could be subject to significant fluctuations due to factors such as:

     *    variations in our operating results;

     *    announcements by us or our competitors; and

     *    realization of any of the risks described in this section.

     The stock market has experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the trading price of our common stock.


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